Exhibit 21.1

Subsidiaries

Procaccianti Hotel REIT, L.P. (Delaware)

Procaccianti Hotel REIT LP, LLC (Delaware)

Procaccianti Convertible Fund, LLC (51%) (Delaware)

PHR TRS I, LLC (51%) (Delaware)

PHR WNC OPCO SUB, LLC (51%) (Delaware)

PHR WNC, LLC (51%) (Delaware)

PHR STPFL OPCO SUB, LLC (51%) (Delaware)

PHR STPFL, LLC (51%) (Delaware)